Appendix C.6
to

Fund Accounting and Administration Service Agreement
(Updated March 8, 2018)

Matisse Discounted Bond CEF Strategy

1.	Fund Accounting and Administration Fees

Fund Accounting Fee

• Base Fee:    $______ per month

• Class Fee:  $_______ per month  (beyond first)

• Asset-Based Fee:

o __ basis points (____%) per year on assets under $50 million
o __ basis points (____%) per year on assets over $50 million
o __  basis point (_____%) per year on assets over $100 million

Administration Fee

• Asset-Based Fee:             (minimum $_____per month)

  Net Assets                                                                                               Annual Fee
On the first $100 million                                                                              ____%
On the next $100 million                                                                              ____%
On the next $100 million                                                                              ____%
On the next $100 million                                                                               ____%
On the next $100 million                                                                               ____%
On assets over $500 million                                                                         ____%
On assets over $750 million                                                                         ____%
On all assets over $1 billion                                                                         ____%

2.	Miscellaneous Compensation

(a)	Peer Group, Comparative Analysis, and Compliance Support:
The Administrator provides peer grouping and comparative analysis reports to the Trust, along with data aggregation and monitoring services to the Trust's CCO in relation to the oversight of each Fund's portfolio.

For these services, each Fund will be invoiced at a rate of $____ month.

3.	Domestic Custody Fee

(a)	Asset-Based Fee (minimum of $_____annually)

Net Assets	Annual Fee
On the first $200 million	%
On all assets over $200 million	%

This asset-based fee does not include custodial transaction fees, which are a separate responsibility of the Fund, as enumerated in Section 4 of this Agreement.